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                                                                    EXHIBIT 99.1


                           iPrint Technologies, Inc.
                               3073 Corvin Drive
                             Santa Clara, CA 95051



March 28, 2002

United States Securities and Exchange Commission
450 Fifth Street, N.W. Judiciary Plaza
Washington, D.C. 20549


Ladies and Gentlemen:

       We have received a letter of representation from Arthur Andersen LLP stating that their audit of the financial statements contained in iPrint Technologies, Inc.'s Form 10-K for the year ended December 31, 2001, of which this Exhibit 99.1 is a part, was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen LLP is not relevant to this audit.


Sincerely,


/s/ DAVID SELTZER
-----------------
David Seltzer
Chief Financial Officer
iPrint Technologies